1995 ANNUAL MEETING

                     SELIGMAN QUALITY MUNICIPAL FUND, INC.

                           MEETING DATE: MAY 18, 1995


Proposals:

1.  Election of Directors:

                             FOR                                WITHHELD

Fred E. Brown             3,842,561                               66,522
John R. Galvin            3,850,033                               59,049
Alice S. Ilchman          3,852,033                               57,049
Frank A. McPherson        3,850,033                               59,049
Ronald T. Schroeder       3,852,033                               57,049

Betsy S. Michel*                652                                  -0-
James N. Whitson*               652                                  -0-

*  Elected by the holders of the Preferred Stock only.


Other Directors whose term did not expire:

                                 John E. Merow
                               William C. Morris
                                James C. Pitney
                                James Q. Riordan
                                Robert L. Shafer
                                 Brian T. Zino


2.  Ratification of the selection of Deloitte & Touche LLP as auditors.

         FOR                        AGAINST                          ABSTAIN

      3,812,899                     24,549                           71,634